                                                                    Exhibit 10.8

MEMO


TO:         Charles Huntzinger

FROM:       Bruce Newsome

DATE:       August 19, 1999

RE:         Annual Bonus
--------------------------------------------------------------------------------

Charles, as per our discussion the following is the agreed bonus structure for 1999 for myself.

Bonus to be approximately 25% of salary or up to $50,000.

KEY AREAS FOR INCENTIVE PURPOSES

1.  Overall EBITDA of Imperial Group                                           50%       $25,000

2.  Y2K Compliance both non-FIS and FIS                                        15%         7,500

3.  Completion of Business Plan Corporate Strategy and initial
    acceptance by FUR and Beth Stewart                                         10%         5,000

6.  Subjective Bonus - Charles Huntzinger to determine amount based on merit.
    Merit will be based on such areas as effort, acquisition successes, restructuring of balance sheet with FUR, tax compliance, judgmental skills, bank refinancing, FUR reporting-timeliness and accuracy, cost
    savings, company exceeding budget and other matters                        25%        12,500
                                                                                         -------

TOTAL                                                                                    $50,000
                                                                                         =======

DEFINITIONS FOR BONUS PAYMENT

1.     EBITDA BONUS

FACTS:

1998 - EBITDA                                                              $6,112,000
                                                                           ==========
1999 - Business Plan EBITDA                                                $7,091,000
                                                                           ==========
1999 - Budget                                                 $8,035       $8,035,000
                                                                           ==========
       Add Cash Savings
       Less Robbins - April to December (net)                   (202)
       Less Inner-Tec - July to December (net)                  (347)
       Less VenTek results for year                             (935)
                                                               -----
       ADJUSTED BUDGET                                                         $6,551
                                                                               ======

       Target EBITDA = Adjusted Budget                                     $6,551,000
                                                                           ==========

SUGGESTED BONUS:

First 25% if 90% of target EBITDA achieved = $5,895                            $6,250
Additional 25% when 95% of target EBITDA achieved = $6,223                      6,250
Final 50% when 100% of target EBITDA achieved = $6,551                         12,500
                                                                               ------

TOTAL EBITDA BONUS:                                                           $25,000
                                                                              =======

eg.

1.   If EBITDA = $5,500

     Bonus = $5,500 = 84% < 90% = 0 Bonus
             ------
              6,551

2.   If EBITDA = $6,000

     Bonus = $6,000 = 91.5% = > 90% = 25% bonus = $6,250
             ------
              6,551

3.   If EBITDA = $6,400

     Bonus = $6,400 = 97.7% > 95% = 50% bonus = $12,500
             ------
              6,551

4.   If EBITDA > $6,551 = 100% bonus = $25,000


     Note: Payment in February once KPMG audit is finalized.

January 16, 1998


Bruce Newsome
5741 - 125A Street
Surrey, British Columbia
V3W 0J3

Dear Bruce:

This letter is to provide you with written confirmation of the terms of your employment with Imperial Parking Limited (the "Company"). In the busy, chaotic and uncertain times that the Company has gone through over the years you and I have often talked about formalizing your arrangement with the Company in writing.

I am hopeful that receiving this written summary of the deal that you have always had will give you the comfort necessary to stay with the Company for years to come.

The terms of the agreement between Bruce Newsome (the "CFO") and the Company are as follows:

1. The term ("Term") of your employment with the Company means the period from the date of this Agreement until December 31, 2001 and thereafter, this Agreement will be automatically renewed on the same terms and conditions other than terms relating to renewal, for further consecutive 12 month periods unless the Company provides the CFO with a notice of non-renewal at least 60 days prior to the expiry of the immediately preceding 12 month renewal period. If a notice of non-renewal is issued by the Company, the Company will deliver to the CFO a certified cheque payable to the CFO for an amount equal to the total salary of the CFO for the immediately preceding 24 month period and this cheque will be delivered to the CFO on the effective date of termination.

         It is understood that if the Company wishes to terminate the services of the CFO after 2001 the notice provisions and payment outlined above will apply. If the CFO terminates this agreement pursuant to section 12(3) the Company will have no such payment obligation.

2. The Company hereby appoints the CFO as Chief Financial Officer and Vice President of the Company responsible for ensuring the performance of the services described herein, all upon the terms and conditions contained herein, and the CFO hereby accepts such appointment and agrees to cause such services to be performed in accordance with the terms and conditions contained herein.

3. The CFO agrees to devote substantially all of his time, energy and skill during regular business hours to provide such financial management and financial administrative services as may be required to operate and manage the Business and to issue his best efforts and reasonable care, skill and judgment in carrying out such duties.

4. The remuneration of the CFO payable under this Agreement will be as follows:

         (a) for the first year of the Term you will continue to receive your current annual salary of $198,500 payable in biweekly instalments;

         (b) on each anniversary of the Term, the annual salary will be increased by an amount determined by an annual review procedure carried out by the Compensation Committee (and failing agreement of the Compensation Committee, as determined by the Board of Directors) plus the percent of the annual salary for the immediately proceeding 12 month period equal to the percent increase, if any, in the consumer price index ("CPI") with respect to Vancouver, British Columbia, and if no such CPI statistic is available with respect to Vancouver, British Columbia, then such CPI statistic as is available in respect of the immediately preceding 12 month period as set out in the official statistics provided by the Canadian Government; and

         (c) in addition to the annual salary, the CFO will receive a cash bonus ("Cash Bonus") as established by the Compensation Committee of the Company within 120 days of the commencement of each year and the amount of the such Cash Bonus, will be established following consideration of the financial performance of the Company.

5.

         (1) The CFO will be reimbursed for all expenses actually and properly incurred by him in connection with his duties hereunder.

         (2)      The Company will provide the CFO with:

                  (a) all medical and health benefits offered to senior management employees of the Company as supplemented by any other benefits approved by the Board;

                  (b) reimbursement for all motor vehicle expenses and a motor vehicle lease or purchase allowance of $1,000.00 per month;

                  (c) disability insurance coverage reasonably acceptable to the Company and the CFO; and

                  (d) reimbursement for all club, membership and association fees and dues in The Point Grey Golf Club and all expenses incurred by the CFO at such club for for business purposes. All personal expenses will be paid by the CFO. The decision as to whether the Company will pay for any additional club, membership and association fees and dues will be made by the Compensation Committee.

6. In each calendar year the CFO will be entitled to a reasonable period of vacation, but such period will not exceed 5 weeks in any one calendar year provided that if less than 5 weeks vacation is taken by the CFO in any year the balance of vacation time up to 5 weeks may, with the consent of the Compensation Committee, be taken in whole or in part in any later year or years in addition to the annual 5 weeks.

7.

         (1) Subject to the overall control of the Board of Directors and the President of the Company the CFO who will have full authority and duty to manage all financial information in respect of the Company and report to the President in respect of all of the financial affairs of the Company and do all things as CFO as directed by the President.

         (2) The CFO will obey and carry out all lawful order given to him by the President or the Board of Directors of the Company, subject to the terms of this Agreement, and comply with the Articles of the Company and all regulatory requirements affecting the Business.

         (3) The CFO will keep the Company informed concerning the financial operations of the Business.

8. In the exercise of any of his responsibilities or authority hereunder, the CFO will be obligated to act in good faith, and so long as the CFO acts in good faith, he will have no liability or obligation to the Company for any act or omission resulting from carrying out such obligation, irrespective of whether or not such act or omission may have been reasonably prudent or in good business judgment.

9.

         (1) The Company hereby agrees to indemnify and hold the CFO harmless, from and against any and all claims, damages, costs, suits, actions and expenses (including legal fees), arising directly or indirectly, in whole or in part, out of any matter related to the Business, or any action taken by the CFO within the scope of his duties or authority hereunder, excluding only such of the foregoing as arise from negligent acts or bad faith of the CFO and this indemnity will survive termination of this Agreement.

         (2) The CFO hereby agrees to indemnify and hold the Company harmless, from and against any and all claims, damages, costs, suits or actions growing out of any breach, violation or non-performance of any covenant, condition or agreement in this Agreement set forth and contained on the part of the CFO to be fulfilled, kept, observed or performed and this indemnity will survive the termination of this Agreement.

10.      For the purpose of this Agreement:

         (1) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; and

         (2) all computations herein provided for will be made in accordance with generally accepted accounting principles to the Business.

11.      At all times during the Term the CFO will:

(1) ensure that accurate books of account and other records (separate from any other books of account and records the CFO may be maintaining) in accordance with the provisions of
                  Section 10 above, in which will be entered all matters relating to the Business, including all income, expenditures, assets and liabilities;

(2) keep all books of account and other records in connection with the Business at the place or places approved by the Board of Directors in accordance with the provisions of Section 10 above; and

(3) permit any of the directors of the Company and any person designated by any of them, at all reasonable times to inspect, examine, copy or audit the books of account and other records described in (a) and (b) above.

12.

         (1)      This Agreement will be in force during the Term.

         (2) The CFO's engagement to perform services hereunder will terminate if the CFO dies and may be terminated by the Company by written notice to the CFO;

                  (a) if the CFO is found guilty by a court in respect of any offence involving fraud or dishonesty on his part;

                  (b) if the CFO negligently or improperly performs the duties of CFO, where such negligent or improper performance has a material adverse effect on the Business;

                  (c) if the CFO is determined by a court of competent jurisdiction to have breached his obligations under any non-competition agreement relating to the Company and such decision has not been appealed by the CFO and the time for filing an appeal has expired; or

                  (d) if the CFO be incapacitated by reason of mental or physical disability from carrying on his duties under this Agreement for a longer period than 12 consecutive months or if he shall be incapacitated at different times for more than 6 consecutive months in one calendar year.

         (3) The CFO's engagement hereunder may be terminated upon 90 days notice of termination by the CFO.

13. Any notice relating to this Agreement or to be given by any party to any party hereunder, will be in writing and will be well and sufficiently given if personally delivered as follows:

         to the Company:

         Confidential to:

         Imperial Parking Limited
         300 - 601 West Cordova Street
         Vancouver, British Columbia
         V6B 1G1

         Attention: President

         to the CFO:

         Confidential to:

         Bruce Newsome
         5741 - 125A Street
         Surrey, British Columbia
         V3W 0J3

This Agreement may not be assigned or transferred by either party hereto except with the prior written consent of the other party.

If you agree that this sets out the agreement between you and the Company please sign and return the enclosed duplicate copy of this letter.

Yours truly,
IMPERIAL PARKING LIMITED




/S/ PAUL T. CLOUGH
----------------------------------
PER:   PAUL T. CLOUGH
       Chairman, President and CEO





Accepted and agreed to





/s/ Bruce Newsome
----------------------------------
Bruce Newsome

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